Money Market Funds
                    Proposed Foreign Investments Guidelines

                            Wells Fargo Board Meeting
                                   May 7, 2002

PROPOSAL

>Current Foreign Investment Guidelines - Up to 25%
         Money Market
         Prime Investment
         Prime Investment Institutional
>Proposed - Up to 50%
         Money Market
         Prime Investment
         Prime Investment Institutional
>Implement in August, 2002  Money Market Prospectus

SUPPORT

>Shrinking Base of Domestic Commercial Paper Issuers
         Bank consolidation
         Market events (California energy)
         Corporate credit quality
>Foreign Investments Growing Percentage of 2A-7 Pool
>Developed EU/Asia Countries and Corporations
>Traded in Domestic (U.S.) Market